Exhibit 99.1

Source:  CombiMatrix Corporation

CombiMatrix Corporation Reports

Fourth Quarter 2009 Financial Results

MUKILTEO, Washington, March 10, 2010 — (GLOBENEWSWIRE) — CombiMatrix Corporation (Nasdaq: CBMX) today reported financial results for the three and twelve months ended December 31, 2009.  Key highlights for the fourth quarter and through the date of this release include:

•                  49% year-over-year increase in diagnostic lab revenues from 2008 to 2009

•                  7% quarter-over-quarter increase in diagnostic lab revenues from Q4-2008 to Q4-2009

•                  13% quarterly sequential increase in diagnostic test revenues from Q3-2009 to Q4-2009

•                  $25 million settlement reached with National Union in February 2010

•                  Retirement of all Convertible Debt

•                  Expansion of Board of Directors with the addition of Mark McGowan

“During the year, CombiMatrix continued its progress in the molecular diagnostics space.  For the whole of 2009, our diagnostic revenues increased by 49% over 2008, despite a difficult economic environment and challenges associated with insurance reimbursement for our tests,” stated Dr. Amit Kumar, President and CEO of CombiMatrix Corporation. “We continued progress with our Comprehensive Cancer Array test development, and have completed three internal, double blind studies.  While the first two demonstrated high sensitivity and specificity, the third, which utilized patient samples from multiple sites and multiple collection methods, demonstrated good, but poorer, performance than the first two trials.  We are analyzing the results and intend to provide a report in the near future.   Also, after analysis of recent pronouncements from the U.S. FDA, we are seeking the advice of our regulatory advisors and experts and perhaps the FDA itself regarding the regulatory pathway we have chosen for the commercial launch of this test.”

Dr. Kumar continued, “In early February 2010, we settled our litigation with National Union for $25 million, and recently received $19.4 million in net proceeds after paying attorneys’ costs and expenses.  A stipulation of the settlement agreement with National Union was that we would not comment on any additional details of the settlement.  However, with the remaining proceeds, we have retired all $8.4 million of our convertible debt, leaving approximately $11 million of additional capital from the settlement proceeds, which significantly strengthens our financial position.  As a result of retiring our convertible debt, 1.1 million of potentially dilutive shares that would have been issued had the debt converted, were also retired.”

“Additionally, we have augmented the activities of R.W. Baird, our financial advisor, with some additional capabilities of another, smaller and more focused advisor.  I am not able to provide specific information about the progress on this front, but we continue pursuing options and will provide updates as appropriate,” concluded Dr. Kumar.

Operating Results — Three Months Ended December 31, 2009 and 2008

Revenues for the fourth quarter of 2009 were $1.1 million versus $970,000 for the third quarter of 2009 and $1.2 million in the fourth quarter of 2008.  Fourth quarter 2009 revenues were comprised of $269,000 in government contract revenues, $242,000 in CustomArrayTM product, equipment and service revenues, and $637,000 in diagnostic lab revenues.

Fourth quarter 2008 revenues were comprised of $338,000 in government contract revenues, $260,000 in CustomArray product, equipment and service revenues and $598,000 in diagnostic lab revenues.  Government contract revenues have decreased due to fewer active contracts with the U.S. Department of Defense (“DoD”) in the current reporting period than in the comparable 2008 period.  CustomArray product revenues decreased due to slightly lower instrument sales in the current reporting period than in the comparable 2008 period.  Diagnostic laboratory revenues increased due primarily to expanded sales and marketing efforts as well as a larger suite of diagnostic test offerings in the current reporting period than in the comparable 2008 period.

Operating expenses for the fourth quarter of 2009 were $4.4 million versus $5.2 million in the comparable 2008 period.  Operating expenses included research and development and marketing, general and administrative expenses of $1.4 million and $2.1 million, respectively, versus $1.3 million and $2.4 million, respectively, in the comparable 2008 period.  Included in these amounts were non-cash stock compensation charges totaling $769,000 in the fourth quarter of 2009 versus $884,000 in the comparable 2008 period.

Net loss for the fourth quarter of 2009 was $3.6 million versus $4.1 million in the comparable 2008 period.  The 2009 fourth quarter results included $557,000 of interest and amortization charges associated with the Company’s $8.4 million of convertible debt, versus $454,000 in interest charges in the comparable 2008 period.  Also, non-cash derivative mark-to-model gains associated with the convertible debt were $244,000 for the fourth quarter of 2009 versus $285,000 of gains in the comparable 2008 period.

Operating Results — Twelve months Ended December 31, 2009 and 2008

Revenues for the twelve months ended December 31, 2009 were $4.9 million versus $6.3 million for the comparable 2008 period.  Revenues in 2009 were comprised of $1.2 million in government contract revenues, $1.1 million in CustomArray product, equipment and service revenues and $2.6 million in diagnostic lab revenues.  Revenues in 2008 were comprised of $2.7 million in government contract revenues, $1.8 million in CustomArrayTM product, equipment and service revenues and $1.7 million in diagnostic lab revenues.  Government contract revenues have decreased in 2009 due to fewer active DoD contracts than in 2008.  CustomArray product revenues have decreased in 2009 due to lower instrument sales than in 2008.  Diagnostic laboratory revenues increased during 2009 versus 2008 due primarily to expanded sales and marketing efforts as well as a larger suite of diagnostic test offerings in the current reporting period than in the comparable 2008 period.

Operating expenses for the twelve months ended December 31, 2009 were $20.3 million versus $20.9 million in the comparable 2008 period.  Operating expenses included research and development and marketing, general and administrative expenses of $5.2 million and $10.0 million, respectively, versus $4.9 million and $9.2 million, respectively, in the comparable 2008 period.  Included in these amounts were non-cash stock compensation charges totaling $3.2 million for the twelve months ended December 31, 2009 versus $2.4 million in the comparable 2008 period.

Net loss for the twelve months ended December 31, 2009 was $17.6 million versus $15.0 million in the comparable 2008 period.  The 2009 results included $2.1 million of interest and amortization charges associated with the Company’s $8.4 million of convertible debt, versus $862,000 of interest charges in the comparable 2008 period.  Also, non-cash derivative mark-to-model charges associated with the convertible debt were $(163,000) for the twelve months ended December 31, 2009 versus gains of $301,000 in the comparable 2008 period.

Financial Position and Cash Flows

Total assets were $29.1 million as of December 31, 2009 compared to $34.5 million as of December 31, 2008.  Cash, cash equivalents and available-for-sale investments totaled $5.4 million as of December 31, 2009 compared to $9.1 million as of December 31, 2008.

Operating cash burn for the three and twelve months ended December 31, 2009 was $2.4 million and $10.6 million, respectively, versus $2.3 million and $10.4 million, respectively, for the comparable 2008 periods.

On January 27, 2010, we reached a settlement in our ongoing litigation with National Union Fire Insurance Company of Pittsburgh, PA and received settlement proceeds, net of attorneys’ fees, of $19.4 million on February 3, 2010.   Based on our current cash and cash equivalent balances and our anticipated future cash flows from operations, we believe that we will be able to meet our cash requirements through approximately June 2011.  On March 2, 2010, we repaid all of our convertible debt outstanding.  As a result of retiring this debt, the potentially dilutive reserve of approximately 1.1 million shares of common stock that could have been issued from conversion of the remaining debt was also retired.

Fourth quarter Business Highlights and Recent Developments

Strengthened Leadership Team

•                In October 2009, Mr. Chris Emery and Dr. Lony Lim joined the Company’s wholly owned subsidiary, Combimatrix Molecular Diagnostics (“CMDX”), as Chief Operating Officer and Vice President of Operations, respectively. Mr. Emery earned his bachelor degree from the University of California, San Diego, and his Master in Business Administration from Pepperdine University. He started his career in healthcare as a Sales Manager with Johnson & Johnson’s pharmaceutical division and has since spent more than 10 years in the cancer-focused diagnostics laboratory industry. Mr. Emery was a Marketing Manager with US Labs (a division of LabCorp) and was then promoted to National Sales Manager of the Oncology sales division.  Mr. Emery was Vice President of Sales & Marketing at Response Genetics, where he helped launch the company’s portfolio of molecular diagnostic, personalized medicine testing. He recently consulted for Agendia, a global leader in microarray genomic profiling, as Director of Clinical Trials.

•                Dr. Lim received both his B.S. and his Ph.D. from the University of Wisconsin-Madison and completed the William McLendon Clinical Immunology Fellowship at the University of North Carolina Hospitals, Chapel Hill. He served as Director of Scientific Affairs, Director of Flow Cytometry and Director of Anatomic Pathology at US LABS and Scientific Director — Division of Immunology at AmeriPath Specialty Laboratories. He was one of the pioneers in the genesis of Luminex Corporation’s Multi-Analyte Profiling technology (xMAP®) and was instrumental in delivering the initial clinical acceptance of xMAP® technology, which is now widely used in both protein and molecular profiling applications across numerous clinical laboratories.

•                In January 2010, the Company announced that Mark McGowan had joined the Board of Directors of CombiMatrix.  Mr. McGowan is the managing member of SAF Capital Management LLC, a value-oriented investment firm which he founded in November, 2006.  Prior to forming SAF Capital Management LLC, Mr. McGowan was Co-founder and Managing Partner of MPG Capital Management LLC, an equity market research firm which derived and licensed statistically validated algorithmic trading models and investment strategies for wealthy individuals and institutional investors.  Mr. McGowan previously worked within the Consumer and Market Knowledge function of Procter & Gamble, where he was instrumental in shaping marketing strategies for multiple brands, as well as leading Market Mix Modeling and the development of macroeconomic forecasting capabilities within Procter & Gamble’s Homecare division. Mr. McGowan performed two cooperative assignments with Johnson & Johnson; working within global operations for Johnson & Johnson subsidiary Ethicon Endo Surgery and in domestic operations for Johnson & Johnson’s Consumer Products headquarters. Mr. McGowan received his Bachelor of Science in Microbiology, with a focus in Genomics and Molecular Genetics, from Michigan State University.

Product and Technology Updates

•                 In October 2009, the Company announced that the Brooke Army Medical Center (“BAMC”) began using the CombiMatrix Influenza-Detection System to analyze influenza cases including those involving H1N1 Swine flu.  BAMC is a military hospital that is investigating the feasibility of screening all patients presenting in its emergency room with symptoms of respiratory distress and consenting to nasal swabs, by both electrochemical array-based diagnostics and bead-based multiplex fluorescent methods.  While there are other flu tests including the fluorescent test used at BAMC that can identify the presence or absence of H1N1 Swine flu, they do not provide information on genetic drift of the virus. It is important to understand the genetic drift of rapidly mutating pathogens in general and of Swine flu in particular because of the potential for increased pathogenicity of a mutated virus.

•                In December, 2009 the Company announced the launch of its next-generation ElectraSense(R) microarray reader that electrochemically measures up to 12,000 probes on an array in less than 25 seconds.  The palm-sized reader achieves compact size and affordability by eliminating optics, light sources, and complicated alignment components.  Common enzymes and substrates replace expensive fluorescent dyes required in existing technologies.

*  *  *

CombiMatrix will host a conference call at 1:30 p.m. Pacific Time (4:30 p.m. Eastern) today to discuss fourth quarter 2009 financial results.

To attend the presentation by phone, dial 1-888-299-4099 for domestic callers and 1-302-709-8337 for direct dial or international callers.  All callers will need to provide the verbal passcode, “CBMX Earnings Call,” to enter the call.  To listen to the call via CombiMatrix’s website, go to www.combimatrix.com, in the Investor/Events section, (http://investor.combimatrix.com/events.cfm).

A replay of the presentation will be available for 14 days, either via the CombiMatrix website Investor/Events section (http://investor.combimatrix.com/events.cfm) or by dialing 1-800-355-2355 for domestic callers or 1-402-220-2946 for direct dial international callers.  When prompted, enter playback passcode 641707#.

The call will also be webcast live and can be accessed at CombiMatrix’s website at www.combimatrix.com, in the Investor/Events section, (http://investor.combimatrix.com/events.cfm).

ABOUT COMBIMATRIX CORPORATION

CombiMatrix Corporation is a diversified biotechnology business that develops proprietary technologies, including products and services in the areas of drug development, genetic analysis, molecular diagnostics, nanotechnology and defense and homeland security markets, as well as in other potential markets where our products and services could be utilized.  The technologies we have developed include a platform technology to rapidly produce user-defined, in-situ synthesized, oligonucleotide arrays for use in identifying and determining the roles of genes, gene mutations and proteins. Other technologies include proprietary molecular synthesis and screening methods for the discovery of potential new drugs.

Combimatrix Molecular Diagnostics, Inc. (“CMDX”), our wholly owned subsidiary located in Irvine, California, operates as a diagnostics reference laboratory that provides genetic diagnostics services to physicians, hospitals and clinics.  CMDX provides its services through the use of arrays that utilize bacterial artificial chromosomes (“BACs”) that enable genetic analysis.  This type of technology is generally known as aCGH (or, array-Comparative Genomic Hybridization), and enables the analysis of gross genetic anomalies.  CMDX also sells BAC array slides to labs outside the U.S.  In addition, CMDX utilizes other non-proprietary technologies and products to augment its laboratory services in aCGH as well as ancillary services.

Leuchemix Inc. (“Leuchemix”), a minority owned subsidiary, is developing a series of compounds to address a number of oncology-related diseases.  Leuchemix’s first compound has entered initial clinical trials in the United Kingdom.

Additional information about CombiMatrix Corporation is available at www.combimatrix.com or by calling 1-800-985-CBMX (2269).  Additional information about CMDX is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our periodic and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Company Contact:

Amit Kumar, Ph.D.

President & CEO, CombiMatrix Corporation

Tel (425) 493-2000; Fax (425) 493-2010

Investor Relations Contact:

Jeffrey Stanlis

Partner, Hayden IR

Tel (602) 476-1821; Email jeff@haydenir.com

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, except share and per share information)

(Unaudited)

CONSOLIDATED BALANCE SHEET INFORMATION:

	December 31,	December 31,
	2009	2008

Total cash, cash equivalents and available-for-sale investments	$5,443	$9,105
Total assets	$29,100	$34,534
Total liabilities	$10,581	$10,488
Total shareholders’ equity	$18,519	$24,046

CONSOLIDATED STATEMENTS OF OPERATIONS:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues:
Government contracts	$269	$338	$1,218	$2,718
Products	229	247	1,036	1,603
Services	588	549	2,390	1,694
Collaboration agreements	62	62	250	248
Total revenues	1,148	1,196	4,894	6,263

Operating expenses:
Cost of government contracts	252	320	1,114	2,625
Cost of products and services	416	477	2,003	1,735
Research and development expenses	1,351	1,318	5,165	4,913
Marketing, general and administrative expenses	2,068	2,439	10,038	9,220
Patent amortization and royalties	323	347	1,339	1,410
Equity in loss of investee	—	292	618	1,029
Total operating expenses	4,410	5,193	20,277	20,932
Operating loss	(3,262)	(3,997)	(15,383)	(14,669)

Other income (expenses):
Interest income	2	42	19	225
Interest expense	(557)	(454)	(2,110)	(862)
Derivatives gains (charges)	244	285	(163)	301
Total other expenses	(311)	(127)	(2,254)	(336)

Net loss	$(3,573)	$(4,124)	$(17,637)	$(15,005)

Basic and diluted net loss per share	$(0.47)	$(0.66)	$(2.47)	$(2.46)

Basic and diluted weighted average shares outstanding	7,571,178	6,283,829	7,131,371	6,101,451